UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 19, 2007

VB TRADE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-141059	72-1619357
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

(Address of Principal Executive Offices/Zip Code)
Denver Place
999 18th Street, Suite 3000
Denver, CO 80202

(303) 357-4877
(Registrant’s telephone number, including area code)

#2 Egoz Street, P.O. Box 106, Moshav Beni Zion, Israel 60910
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

Appointment of Marvin Mitchell as Director, Interim Chief Executive Officer and Vice President of Exploration.

On September 19, 2007, Marvin A. Mitchell, was appointed to the Board of Directors of the Company. The appointment filled the vacancy on the Company’s Board of Directors resulting from the increase in the number of board of directors from two to three pursuant to a resolution by the Board of Directors dated September 19, 2007.

Mr. Mitchell is currently the President of Mitchell Geological Services Inc., a Vancouver based geological consulting company specializing in minerals geological exploration. Mr. Mitchell has been the President of that company for approximately twenty-two years. Mr. Mitchell and the company are principally engaged in writing technical reports for the TSX-Venture Exchange, a Canadian stock exchange and supervising on-going exploration programs on various mining exploration properties. Mr. Mitchell has world wide experience in minerals geological exploration including Africa, the United States, South America, Canada, Mexico and Australia. In the past five years Mr. Mitchell has been engaged in writing technical reports for the TSX-Venture Exchange. Mr. Mitchell is currently a Board Member of six TSX-Venture Exchange listed companies and is the CFO of one of these companies and is on the audit committee of another. Mr. Mitchell is a graduate of the University of Montana’s Montana School of Mines receiving a B.S degree in Geological Engineering (Mining Option) in 1968 and has been registered with the Association of Professional Engineers and Geoscientists since 1972. Mr. Mitchell is also a member of the Canadian Institute of Mining and Metallurgy and the Association of Minerals Exploration in British Columbia, Canada.

Resignation of Directors

On September 20, 2007, Avi Friedman resigned as Director and President of the Company.

On September 20, 2007, Ray Primack resigned as Director and Secretary of the Company.

Section 8 - Other Events

Item 8.01 Other Events

On September 21, 2007 VB Trade, Inc. (the “Registrant”) filed with the Nevada Secretary of State a Certificate of Change, to effectuate a one for sixty five (1:65) forward stock split (the “Forward Stock Split”) of the Registrant’s shares of common stock, effective as of October 5, 2007. Pursuant to the Forward Stock Split, shares of common stock held by each holder of record on the record date will be automatically split at the rate of one for sixty five (1:65), so that each pre-split share of the Registrant will be equal to sixty five post-split shares. The post split shares will be payable upon surrender of the pre-split share certificates. In addition, the authorized shares of common stock of the Registrant will be increased on a corresponding basis, from 100,000,000 shares par value $0.0001, to 6,500,000,000 shares, par value $0.0001. The number of shares of common stock issued and outstanding prior to the Forward Stock Split was 5,789,920 shares. After the Forward Stock Split, the number of shares of common stock issued and outstanding will be 376,344,800.

Effective October 5, 2007, Endeavor Uranium, Inc. a wholly owned subsidiary of the Registrant (“Endeavor”) will be merged with and into the Registrant pursuant to the terms of a Plan and Agreement of Merger dated September 20, 2007 by and between the Registrant and Endeavor (the “Merger”). At the effective time of the Merger (i) the Registrant will be the surviving corporation and the separate existence of Endeavor will cease at said effective time in accordance with the provisions of the Nevada Revised Statutes and (ii) the present Articles of Incorporation of the Registrant shall become the Articles of Incorporation of the surviving corporation except that the name of the surviving corporation will be changed to Endeavor Uranium, Inc.. To effect the Merger, the Registrant filed Articles of Merger with the Secretary of State of Nevada on September 21, 2007.

Section 9

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Exhibit Description
99.1	Certificate of Change filed with the Nevada Secretary of State on September 21, 2007
99.2	Certificate of Merger filed with the Nevada Secretary of State on September 21, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VB Trade, Inc.

Date: September 27, 2007	By:	/s/ Marvin Mitchell
Marvin Mitchell
Interim CEO, Vice President of Exploration